UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 12, 2010

(Date of earliest event reported)

SOUTHERN STAR ENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-52106 (Commission File Number)	20-2514234 (IRS Employer Identification No.)

110 CYPRESS STATION DRIVE, SUITE 152, HOUSTON, TEXAS 77090

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (832) 375-0330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed in the Registrant’s Current Report on Form 8-K, dated February 9, 2010, on February 3, 2010, the Registrant received a notice of acceleration (the “Notice of Acceleration”) from Macquarie Bank Limited (“Macquarie”) pursuant to which the Registrant’s obligations under its credit agreement with Macquarie (the “Credit Agreement”) were accelerated and became immediately due and payable. Under the Notice of Acceleration, the Registrant was notified that Macquarie may exercise any and all of its legal rights and remedies available under the Credit Agreement to secure repayment of the principal amount of $5,000,000 outstanding under the Credit Agreement, including without limitation, foreclosing, liquidating or realizing upon all or any portion of the collateral securing the Credit Agreement. The Registrant does not have sufficient current assets to repay the combined principal and interest outstanding under the Credit Agreement and if Macquarie forecloses upon the collateral securing the Credit Agreement, the Registrant will lose its oil and gas properties and will be unable to continue as a going concern.

In response to the Notice of Acceleration, on March 12, 2010, management sent a letter to the Registrant’s creditors (the “Creditors”) proposing the conversion of the Registrant’s liabilities into equity of the Registrant (the “Proposal”). Pursuant to the Proposal, the Registrant will convert the liabilities owed to the Creditors into shares of common stock of the Registrant at a conversion price of $0.05 per share of common stock of the Registrant. The conversion of the Registrant’s existing liabilities into equity of the Registrant will result in the Creditors owning approximately 70-75% of the equity of the Registrant post-conversion. Under the Proposal, management has proposed to promulgate a new business model pursuant to which management will attempt to create value for the Creditors and the Registrant’s existing shareholders by identifying and executing on new business opportunities within the oil and gas industry. There is no guarantee that such strategy will be successful.

The Registrant’s board of directors recognizes that the Proposal will result in substantial dilution to the Registrant’s existing shareholders and will shift ownership of the Registrant to the Creditors. Nevertheless, the Registrant’s board of directors has consented to the Proposal in order to enable the Registrant to continue as a going concern. Management has deemed the Proposal feasible only if 100% of the Creditors agree to participate in the Proposal. Anything less that 100% participation will leave the Registrant with an unworkable capital structure and render the Proposal void.

The Registrant will hold the Proposal open until the close of business on March 26, 2010. Based on the results of responses to the Proposal from the Creditors, management will make a final determination as to whether or not to move forward with the Proposal at that time.

The shares of common stock of the Registrant to be issued to the Creditors pursuant to the Proposal have not been and will not be registered under the United States Securities Act of 1933, as amended, or any applicable state securities laws and may not be offered or sold in the United States absent such registration or an applicable exemption from such registration requirements.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN STAR ENERGY INC. (Registrant)

Dated: March 17, 2010	By: /s/ William David Gibbs William David Gibbs Chief Executive Officer, President and Secretary